For more information, contact: Gilbert Avanes – EVP, CFO, and Treasurer Andrzej Matyczynski – EVP Global Operations (213) 235-2240

Reading International Reports Second Quarter 2023 Results

Cinema Business Continues to Rebound

Achieved Best Quarterly Total Revenue  & Operating Income Since the COVID-19 Pandemic

July Sets Cinema Revenue Records

Earnings Call Webcast to Discuss Second Quarter Financial Results

Scheduled to Post to Corporate Website on Wednesday,  August  16, 2023

New York, New York - (GlobeNewswire)  August 14, 2023: Reading International, Inc. (NASDAQ: RDI) (the “Company”), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today announced its results for the second quarter ended June 30, 2023.

President and Chief Executive Officer, Ellen Cotter said, “Our second quarter operating results were strong, with $65 million in global total revenue and $1.8 million of global operating income, delivering the best performance since the fourth quarter of 2019. Our global cinema business delivered operating income of $4.5 million, which is also the highest since the fourth quarter 2019, driven by a significantly stronger movie slate, including the phenomenal theatrical release of The Super Mario Bros. Movie, which has grossed over $1.3 billion in Worldwide Box Office to become the second highest grossing animated picture of all-time.  The Angelika in New York City realized a house record for the highest grossing opening week ever with Director Wes Anderson’s Asteroid City, reinforcing our confidence in our specialty business. And, looking forward to the third quarter, in July 2023, our global circuit delivered the highest monthly total cinema revenue in the Company’s history, due to the unprecedented success of Barbenheimer, the double feature of Barbie and Oppenheimer. As we begin to return to pre-pandemic Box Office levels, we remain optimistic about the future of the cinema exhibition industry.”

Ms. Cotter continued, “Our real estate business contributed to the second quarter’s operational success by delivering $5.2 million in revenue and $1.3 million in income, which also represents the highest quarterly real estate revenue and operating income since the fourth quarter of 2019, driven primarily by the new rental stream from the Petco lease at 44 Union Square in New York City and the continued solid performance of our Australian real estate portfolio.”

Ms. Cotter concluded, “Despite the current challenging inflationary environment, we are focused on addressing multiple debt maturities in 2023 and 2024. Additionally, we are monitoring the WGA and SAG-AFTRA strikes and potential impacts to the 2023 and 2024 movie release schedules. To address these liquidity pressures, we are working with our lenders to restructure certain debt facilities and we have selected certain real estate assets for potential monetization and listed them for sale.  We continue to believe that our ‘two business/three country’ diversified business structure will enable us to deliver greater returns for our stockholders in the future.”

Key Financial Results –Second Quarter 2023

•

Global revenue of $65.1 million for the quarter ended June 30, 2023, increased from $64.5 million compared to the second quarter of 2022, primarily due to (i) improved performance from the U.S. cinema business and (ii) rent recognized in Q2 2023 from our Petco tenancy at our 44 Union Square property that did not occur in the same period of the prior year. Petco’s 44 Union Square flagship store opened to the public on June 1, 2023.

•

Operating income of $1.8 million, improved by 214% from an operating loss of  $1.6 million, compared to the second quarter of 2022, driven by (i) a 140.0% improvement in the U.S. cinema business, (ii) rent recognized in Q2 2023 from our Petco tenancy at our 44 Union Square property that opened to the public on June 1, 2023, and (iii) no impairment charges in Q2 2023, as compared to the $1.5 million impairment charges we reported in Q2 2022.

•	$6.7 million in positive Adjusted EBITDA.

•

Our net loss attributable to Reading International, Inc. for the quarter ended June 30, 2023, increased from a loss of $2.4 million to a loss of $2.8 million, compared to Q2 2022, due primarily to increased interest expense, partially offset by our improved operating income. Our interest expense increased 46.8%, from $3.4 million to $4.9 million, compared to Q2 2022, despite a slight reduction in overall indebtedness.

•

The Australian dollar and New Zealand dollar average exchange rates weakened against the U.S. dollar by 6.5% and 4.8%, respectively, compared to the same period in the prior year, which contributed to our loss for the period, and negatively impacted our overall international financial results, noting that about 50% of our total revenue are generated in Australia and New Zealand.

Key Financial Results – Six Months of 2023

•

Global revenue of $110.9 million for the six months ended June 30, 2023, increased by 6% from $104.7 million for the same period in 2022, primarily driven by improved performance in our U.S. cinema business due to a stronger movie slate and the new rental stream from Petco at 44 Union Square offset somewhat by decreases in the value of the Australian and New Zealand currencies.

•

Operating loss was reduced by 54.3% to an operating loss of $6.1 million for the six months ended June 30, 2023, compared to an operating loss of $13.3 million for the same period in 2022 due to (i) improved cinema performance due to a stronger movie slate and a higher number of wide released movies offset somewhat by decreases in the value of the Australian and New Zealand currencies, (ii) Petco rent at our 44 Union Square property that started in Q4 2022, (iii) absence of impairment expenses in Q2 2023, as compared to the $1.5 million impairment charge we reported in Q2 2022, and (iv) lower depreciation and amortization due to a  delay in capex spending.

•	Adjusted EBITDA increased by 443% to an Adjusted EBITDA of $3.8 million for the six months ended June 30, 2023.

•	Basic loss per share of $0.63 for the six months ended June 30, 2023 improved by approximately 22% compared to a basic loss per share of $0.81 for the same period in 2022.

•	Net loss attributable to Reading International, Inc. was $13.9 million for the six months ended June 30, 2023, improved by 22% compared to a net loss of $17.8 million for the same period in 2022.

•

The Australian dollar and New Zealand dollar average exchange rates weakened against the U.S. dollar by 6.0% and 5.9%, respectively, compared to the same period in the prior year, which contributed to our loss for the period, and negatively impacted our overall international financial results.

Key Cinema Business Highlights

Notwithstanding that, at $61.1 million, our Q2 2023 cinema segment revenue remained relatively flat, decreasing by 1% compared to Q2 2022, our Q2 2023 cinema segment operating income of $4.5 million improved by 30% compared to Q2 2022 due to the lack of cinema impairment charges for the quarter, as opposed to Q2 2022 when we took a $1.5 million impairment charge.  Cinema segment revenue for the six months ended June 30, 2023 of $103.0 million increased by 4% compared to the same period in 2022. Cinema segment operating loss for the six months ended June 30, 2023, improved by 96% to a loss of $0.1 million compared to a loss of $3.8 million the same period in 2022.

Over the last few years, we have continued to focus on the implementation of our cinema business plan: the enhancement of our food and beverage offerings, procuring additional cinema liquor licenses, and refurbishing our older cinemas with luxury seating (and/or larger screen formats).  In Q1 2023, we took over the operation of an existing six screen cinema in Armadale, a suburb of Perth in Western Australia, and by the end of 2023, we anticipate adding an eight-screen boutique cinema at South City Square, Brisbane QLD that will operate under the Angelika Film Center brand, as well as adding a five-screen Reading Cinemas with TITAN LUXE in Busselton, Western Australia. Both new cinemas will be state-of-the-art facilities with recliner seating and elevated food and beverage offerings (including alcoholic beverages). We have an additional cinema in the pipeline for Australia, located in Noosa (Queensland) and one additional cinema in New Zealand, each anticipated to open in 2026.

Key Real Estate Business Highlights

Real estate segment revenue for Q2 2023 increased by 29% to $5.2 million, compared to Q2 2022. Real estate segment operating income for Q2 2023 increased by over 100% to $1.3 million compared to a real estate segment operating loss of $0.1 million in Q2 2022.

Real estate segment revenue for the six months ended June 30, 2023 increased by 25% to $10.3 million, compared to the same period in 2022. Real estate segment operating income for the six months ended June 30, 2023 increased by over 100%, to $2.3 million, compared to the same period in 2022.

The changes between the second quarter of 2023 and the second quarter of 2022 were primarily attributable to the rent recognized in Q2 2023 from our Petco tenancy at our 44 Union Square property that did not occur in the same period of the prior year.

To support our currently anticipated liquidity needs, as of today, we have listed the following assets for sale: (i) our office building at 5995 Sepulveda Blvd. Culver City, California, (ii) 26-acre industrial site in Williamsport, Pennsylvania and (iii) our cinema property in Maitland, NSW in Australia. In addition, along with our 25% minority interest partner of the Cinemas 123 in New York City, we have decided to explore a sale in whole or in part of the Cinemas 123 property or otherwise reduce our interest in that asset.

Key Balance Sheet, Cash, and Liquidity Highlights

As of June 30, 2023, our cash and cash equivalents were $15.5 million. As of June 30, 2023, we had total gross debt of $213.8 million, reflecting a slight reduction from the December 31, 2022 balance of  $215.6 million. As of June 30, 2023, our assets had a total book value of $552.2 million as compared to a book value of $587.1 million as of December 31, 2022.

On June 29, 2023, we executed a further modification of our Cinemas 123 Term Loan which extended the maturity date to October 3, 2023. On August 13, 2023, we executed an Amendment Deed to our financing arrangement with National Australia Bank that, among other things, extended our maturity date to July 31, 2025. We are working with our other lenders to restructure our existing debt and extend upcoming maturity dates.

For more information about our borrowings, please refer to Part I – Financial Information, Item 1 – Notes to Consolidated Financial Statements-- Note 12 – Borrowings of our Form 10-Q for the quarter ended June 30, 2023.

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on Wednesday, August  16, 2023, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer; Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com by 5:00 p.m. Eastern Time on August  15, 2023. The audio webcast can be accessed by visiting https://investor.readingrdi.com/financials  on August  16, 2023.

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company operating through various domestic and international subsidiaries, is a leading entertainment and real estate company, engaging in the development, ownership, and operation of cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

Reading’s cinema subsidiaries operate under multiple cinema brands: Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and the State Cinema by Angelika. Its live theatres are owned and operated by its Liberty Theaters subsidiary, under the Orpheum and Minetta Lane names. Its signature property developments are maintained in special purpose entities and operated under the names Newmarket Village, Cannon Park, and The Belmont Common in Australia, Courtenay Central in New Zealand, and 44 Union Square in New York City.

Additional information about Reading can be obtained from our Company's website: http://www.readingrdi.com.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements within the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "may," "will," "expect," "believe," "intend," "future," and "anticipate" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our expected operating results; our expectations regarding the success of movies released for the remainder of 2023; our expectations regarding the WGA and SAG-AFTRA strikes and their impacts on the cinema exhibition industry; our belief regarding our diversified business/country diversification strategy; and our expectations regarding the timing of adding new cinemas to our circuits in Australia and New Zealand. The record setting results referenced in this press release are not necessarily indicative of future results.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include those factors discussed throughout Part I, Item 1A – Risk Factors and Part II, Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statement made by us in this Earnings Release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenue
Cinema	$61,056	$61,770	$103,042	$99,117
Real estate	3,999	2,741	7,819	5,595
Total revenue	65,055	64,511	110,861	104,712
Costs and expenses
Cinema	(51,364)	(50,769)	(93,019)	(89,271)
Real estate	(2,104)	(2,206)	(4,319)	(4,363)
Depreciation and amortization	(4,689)	(5,247)	(9,329)	(10,771)
Impairment expense	—	(1,549)	—	(1,549)
General and administrative	(5,109)	(6,312)	(10,288)	(12,107)
Total costs and expenses	(63,266)	(66,083)	(116,955)	(118,061)
Operating income (loss)	1,789	(1,572)	(6,094)	(13,349)
Interest expense, net	(4,874)	(3,343)	(8,991)	(6,548)
Other income (expense)	(86)	3,773	91	2,990
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	(3,171)	(1,142)	(14,994)	(16,907)
Equity earnings of unconsolidated joint ventures	207	237	226	172
Income (loss) before income taxes	(2,964)	(905)	(14,768)	(16,735)
Income tax benefit (expense)	103	(1,538)	583	(1,160)
Net income (loss)	$(2,861)	$(2,443)	$(14,185)	$(17,895)
Less: net income (loss) attributable to noncontrolling interests	(83)	(7)	(296)	(105)
Net income (loss) attributable to Reading International, Inc.	$(2,778)	$(2,436)	$(13,889)	$(17,790)
Basic earnings (loss) per share	$(0.12)	$(0.11)	$(0.63)	$(0.81)
Diluted earnings (loss) per share	$(0.12)	$(0.11)	$(0.63)	$(0.81)
Weighted average number of shares outstanding–basic	22,262,214	22,040,512	22,183,618	21,995,186
Weighted average number of shares outstanding–diluted	23,502,506	22,952,960	23,423,910	22,907,634

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	June 30,	December 31,
	2023	2022
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$15,511	$29,947
Restricted cash	6,330	5,032
Receivables	5,447	6,206
Inventories	1,522	1,616
Derivative financial instruments - current portion	64	907
Prepaid and other current assets	5,725	3,804
Land and property held for sale	11,656	—
Total current assets	46,255	47,512
Operating property, net	267,558	286,952
Operating lease right-of-use assets	189,008	200,417
Investment and development property, net	8,502	8,792
Investment in unconsolidated joint ventures	4,538	4,756
Goodwill	25,048	25,504
Intangible assets, net	2,197	2,391
Deferred tax asset, net	456	447
Other assets	8,680	10,284
Total assets	$552,242	$587,055
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$39,435	$42,590
Film rent payable	5,609	5,678
Debt - current portion	47,259	37,279
Subordinated debt - current portion	766	747
Taxes payable - current	1,797	300
Deferred revenue	8,766	10,286
Operating lease liabilities - current portion	23,732	23,971
Other current liabilities	839	813
Total current liabilities	128,203	121,664
Debt - long-term portion	136,993	148,688
Subordinated debt, net	27,061	26,950
Noncurrent tax liabilities	5,776	7,117
Operating lease liabilities - non-current portion	188,016	200,037
Other liabilities	18,627	19,320
Total liabilities	$504,676	$523,776
Commitments and contingencies (Note 15)
Stockholders’ equity:
Class A non-voting common shares, par value $0.01, 100,000,000 shares authorized,
33,528,994 issued and 20,592,834 outstanding at June 30, 2023 and
33,348,295 issued and 20,412,185 outstanding at December 31, 2022	236	235
Class B voting common shares, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at June 30, 2023 and December 31, 2022	17	17
Nonvoting preferred shares, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at June 30, 2023 and December 31, 2022	—	—
Additional paid-in capital	154,290	153,784
Retained earnings/(deficits)	(62,705)	(48,816)
Treasury shares	(40,407)	(40,407)
Accumulated other comprehensive income	(3,990)	(1,957)
Total Reading International, Inc. stockholders’ equity	47,441	62,856

Noncontrolling interests	125	423
Total stockholders’ equity	47,566	63,279
Total liabilities and stockholders’ equity	$552,242	$587,055

Reading International, Inc. and Subsidiaries

Segment Results

(Unaudited; U.S. dollars in thousands)

	Quarter Ended			Six Months Ended
	June 30,		% Change Favorable/	June 30,		% Change Favorable/
(Dollars in thousands)	2023	2022	(Unfavorable)	2023	2022	(Unfavorable)
Segment revenue
Cinema
United States	$34,017	$30,341	12%	$55,826	$47,857	17%
Australia	22,940	26,801	(14)%	40,151	43,782	(8)%
New Zealand	4,101	4,629	(11)%	7,065	7,478	(6)%
Total	$61,058	$61,771	(1)%	$103,042	$99,117	4%
Real estate
United States	$1,834	$585	>100%	$3,389	$1,262	>100%
Australia	2,991	3,052	(2)%	6,128	6,182	(1)%
New Zealand	392	395	(1)%	765	751	2%
Total	$5,217	$4,032	29%	$10,282	$8,195	25%
Inter-segment elimination	(1,218)	(1,291)	6%	(2,463)	(2,600)	5%
Total segment revenue	$65,057	$64,512	1%	$110,861	$104,712	6%
Segment operating income (loss)
Cinema
United States	$814	$(2,035)	>100%	$(3,514)	$(8,354)	58%
Australia	2,984	4,831	(38)%	2,858	4,258	(33)%
New Zealand	676	656	3%	515	331	56%
Total	$4,474	$3,452	30%	$(141)	$(3,765)	96%
Real estate
United States	$233	$(1,053)	>100%	$16	$(2,112)	>100%
Australia	1,225	1,250	(2)%	2,639	2,695	(2)%
New Zealand	(172)	(285)	40%	(364)	(562)	35%
Total	$1,286	$(88)	>100%	$2,291	$21	>100%
Total segment operating income (loss) (1)	$5,760	$3,364	71%	$2,150	$(3,744)	>100%

(1)	Total segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Reading International, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss)

(Unaudited; U.S. dollars in thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2023	2022	2023	2022
Net Income (loss) attributable to Reading International, Inc.	$(2,778)	$(2,436)	$(13,889)	$(17,790)
Add: Interest expense, net	4,874	3,343	8,991	6,548
Add: Income tax expense (benefit)	(103)	1,538	(583)	1,160
Add: Depreciation and amortization	4,689	5,247	9,329	10,771
EBITDA	$6,682	$7,692	$3,848	$689
Adjustments for:
None	—	—	—	—
Adjusted EBITDA	$6,682	$7,692	$3,848	$689

Reading International, Inc. and Subsidiaries

Reconciliation of Total Segment Operating Income (Loss) to Income (Loss) before Income Taxes

(Unaudited; U.S. dollars in thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2023	2022	2023	2022
Segment operating income (loss)	$5,760	$3,364	$2,150	$(3,744)
Unallocated corporate expense
Depreciation and amortization expense	(176)	(268)	(355)	(546)
General and administrative expense	(3,794)	(4,668)	(7,889)	(9,059)
Interest expense, net	(4,875)	(3,343)	(8,991)	(6,548)
Equity earnings of unconsolidated joint ventures	207	237	226	172
Other income (expense)	(86)	3,773	91	2,990
Income (loss) before income tax expense	$(2,964)	$(905)	$(14,768)	$(16,735)

Non-GAAP Financial Measures

This Earnings Release presents total segment operating income (loss), EBITDA, and Adjusted EBITDA, which are important financial measures for our Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of earnings (loss) per share, cash flows or net income (loss) as determined in accordance with U.S. GAAP. Total segment operating income (loss) and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Total segment operating income (loss) – we evaluate the performance of our business segments based on segment operating income (loss), and management uses total segment operating income (loss) as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about total segment operating income (loss) assists investors by allowing them to evaluate changes in the operating results of our Company’s business separate from non-operational factors that affect net income (loss), thus providing separate insight into both operations and the other factors that affect reported results.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income (loss) or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBITDA also fails to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe to be external to our core business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.